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                                                                    EXHIBIT 99.1

                      [FOX CHASE BANCORP, INC. LETTERHEAD]


                                  NEWS RELEASE
                                  ------------


FOR IMMEDIATE RELEASE

DATE:    January 20, 2009
CONTACT: Roger Deacon
         Chief Financial Officer
PHONE:   (215) 682-4116

            FOX CHASE BANCORP REPORTS INCREASED LOAN LOSS PROVISION;
                   ANTICIPATES A LOSS FOR THE FOURTH QUARTER.

HATBORO, PA, JANUARY 20, 2009 - Fox Chase Bancorp, Inc. (the "Company") (NASDAQ
GM: FXCB), the holding company for Fox Chase Bank (the "Bank"), reported today that the Company expects to record a fourth quarter provision for loan losses of approximately $2.0 million, increasing the allowance for loan losses to approximately 1.05% of outstanding loans at December 31, 2008 from 0.74% of outstanding loans at September 30, 2008. The provision for loan losses is expected to be $2.9 million for the year ended December 31, 2008. Nonperforming loans increased to approximately $5.9 million at December 31, 2008 from $1.9 million at September 30, 2008 and the ratio of the allowance for loan losses to nonperforming loans was 107% at December 31, 2008. Additionally, the Bank recorded an incremental valuation allowance of $102,000 on its mortgage servicing rights, which was a result of assumed higher mortgage prepayments due to a significant decrease in interest rates in the fourth quarter.

The increase in the provision was a result of: (1) downgrades to existing credits, primarily in the residential real estate development portfolio; (2) increases to loss factors for classified loans and the construction loan portfolio, which were a result of the significant deterioration in economic environment during the fourth quarter; and (3) the establishment of a specific reserve of

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$624,000 related to a $3.5 million construction loan collateralized by a residential housing development located in the southern New Jersey shore area. The $4.0 million increase in nonperforming loans was primarily related to this loan being placed on nonaccrual status in the fourth quarter. Specific reserves were $769,000 at December 31, 2008. The Company recognized no commercial or commercial real estate loan charge-offs during the quarter ended December 31, 2008.

The allowance for loan losses at December 31, 2008 of approximately $6.3 million represents a $2.9 million increase as compared to an allowance for loan losses of $3.4 million at December 31, 2007. This increase was substantially related to deterioration in the residential housing market.

The Company anticipates it will report a net loss for the fourth quarter ranging from $100,000 to $300,000 and net income for the year ranging from $1.0 to $1.2 million. The Company anticipates its stockholders' equity to total assets ratio will be approximately 13.0% and the Bank will continue to be well capitalized under all regulatory measures.

"Even though the Bank remains well-capitalized and has experienced only minimal charge-offs, the deteriorating economic conditions and erosion of residential real estate values are adversely impacting our loan portfolio," said Thomas M. Petro, President and Chief Executive Officer. "We do not expect residential real estate market conditions to improve in the near term and anticipate continuing pressures in this segment of our business. We believe that our current level of reserves for troubled loans is appropriate given this adverse economic environment."

The Company anticipates that it will release fourth quarter and full year 2008 results during the week of February 2, 2009.

Fox Chase Bancorp, Inc. is the mid-tier stock holding company of Fox Chase Bank. The Bank is a federally chartered savings bank established in 1867. The Bank offers traditional banking services and products from its main office in Hatboro, Pennsylvania and ten branch offices in Bucks, Montgomery, Chester, Delaware and Philadelphia Counties in Pennsylvania and Atlantic and Cape May Counties in New Jersey. For more information, please visit the Bank's website at www.foxchasebank.com.
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This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.